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
FORM 4
                                                                                                    --------------------------------
[ ] CHECK THIS BOX IF NO LONGER                                                                              OMB APPROVAL
    SUBJECT TO SECTION 16. FORM 4 OR                                                                --------------------------------
    FORM 5 OBLIGATIONS MAY CONTINUE.                                                                OMB NUMBER:           3235-0287
    SEE INSTRUCTION 1(b).                                                                           EXPIRES:   SEPTEMBER 30, 1998
    (PRINT OR TYPE RESPONSES)                                                                       ESTIMATED AVERAGE BURDEN
                                                                                                    HOURS PER RESPONSE..........0.5
                                                                                                    --------------------------------
                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
1.Name and Address of Reporting Person*(1) 2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting
                                                                                                Person to Issuer
   Anschutz Company                          Internet Communications Corporation (INCC)         (Check all applicable)
--------------------------------------------------------------------------------------------
   (Last)   (First)   (Middle)           3. IRS or Social   4. Statement for Month/Year       [ ] Director  [X] 10% Owner
                                            Security Number                                   [ ] Officer   [ ] Other
                                            of Reporting       December 1998                      (give title   (specify title
    555 17th Street, Suite 2400             Person                                                below)        below)
---------------------------------------     (Voluntary)
        (Street)
                                                                                                  ----------------------------
------------------------------------------------------------------------------------------------------------------------------------
    Denver, Colorado   80202                                5. If Amendment,    7. Individual or Joint/Group Filing
---------------------------------------                        Date of Original    (Check Applicable Line)
   (City)   (State)     (Zip)                                  (Month/Year)
                                                                                   [ ] Form filed by One Reporting Person
                                                                                   [X] Form filed by More than One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                          TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security  2. Trans-   3. Trans-     4. Securities Acquired (A)        5. Amount of     6. Ownership Form:  7. Nature of
   (Instr.3)             action      action Code   or Disposed of (D)                Securities       Direct (D) or       Indirect
                         Date        (Instr. 8)    (Instr. 3,4 and 5)                Beneficially     Indirect (I)        Beneficial
                                                                                     Owned at End of  (Instr. 4)          Ownership
                         (Month/                                                     Month                                (Instr. 4)
                         Day/Year)-------------------------------------------------
                                     Code     V       Amount  (A) or (D)    Price   (Instr. 3 and 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                  SEC 1474 (1/9/97)
                                                                                                                         Page 1 of 3
                                                                                                                              1/8/99
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

FORM 4 (continued)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (E.G., puts, calls, warrants, options, convertible securities)

---------------------------------------------------------------------------------
1. Title of    2. Conversion  3. Transaction     4. Transaction  5. Number of
   Derivative     or Exercise    Date               Code            Derivative
   Security       Price of       (Month/Day/Year)   (Instr. 8)      Securities
   (Instr. 3)     Derivative                                        Acquired (A)
                  Security                                          or Disposed
                                                                    of (D)

                                                ---------------------------------
                                                      Code    V    (A)      (D)
---------------------------------------------------------------------------------
Convertible       $2.25 per share   12/30/98           P         50,000
Preferred Stock   of Common Stock                                shares(2)
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------

---------------------------------------------------------------------------------

FORM 4 (continued)

          Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                   (E.G., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------
  6. Date            7. Title and Amount   8. Price of    9. Number of   10. Ownership     11. Nature of
     Exercisable        of Underlying         Derivative     Derivative      Form of           Indirect
     and Expiration     Securities            Security       Securities      Derivative        Beneficial
     Date               (Instr. 3 and 4)                     Beneficially    Security:         Ownership
     (Month/Day/Year)                                        Owned at        Direct (D) or     (Instr. 4)
                                                             End of          Indirect (I)
                                                             Month           (Instr. 4)
                                                             (Instr. 4)
 ------------------------------------------
                                Amount
  Date     Expir-               or
  Exer-    ation                Number
  cisable  Date        Title    of Shares
-----------------------------------------------------------------------------------------------------------
 Immed.            Common Stock  2,222,222    $100.00 per   50,000 shares     I                 (1)
                                 shares       share         (2)
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
Explanation of Responses:


(1) This Form 4 is filed jointly by Interwest Group, Inc., Anschutz Company, and Philip F. Anschutz. Philip F. Anschutz is the owner of 100% of the capital stock of Anschutz Company, which is the owner of 100% of the capital stock of Interwest Group, Inc., which is the direct owner of the securities indicated.

(2) As required by the NASDAQ, 25,000 of the acquired shares are being held in escrow pending shareholder approval of the transaction.

(3) Philip F. Anschutz executed a Power of Attorney that authorizes Thomas A. Richardson to sign this Form 4 on his behalf as an individual and on his behalf as Chairman of Anschutz Company.

**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations
    SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, SEE instruction 6 for procedure.        Anschutz Company

                                                                                  By:   Philip F. Anschutz
                                                                                        Chairman
                                                                                  **Signature of Reporting Person
Potential persons who are to respond to the collection
of information contained in this form are not required to
respond unless the form displays a currently valid OMB number.                            By: /s/ THOMAS A. RICHARDSON    1/8/99
                                                                                             -------------------------    ------
                                                                                                  Thomas A Richardson      Date
                                                                                                  ATTORNEY-IN-FACT(3)

                                                                                                                   SEC 1474 (1/9/97)
                                                                                                                         Page 2 of 3
                                                                                                                              1/8/99
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

                                JOINT INFORMATION


              Name:                Interwest Group, Inc.

              Address:             12201 East Arapahoe Road, Suite C-10
                                   Englewood, Colorado 80112

              Designated Filer:    Anschutz Company

              Issuer and Trading
              Symbol:              Internet Communication Corporation (INCC)

              Statement for
              Month/Year:          December 1998

              Signature:           Interwest Group, Inc.


                                   By: /s/ THOMAS G. KUNDERT       1/8/99
                                      -----------------------    ---------------
                                           Thomas G. Kundert        Date
                                           Treasurer


              Name:                Philip F. Anschutz

              Address:             555 17th Street
                                   Suite 2400
                                   Denver, Colorado 80202

              Designated Filer:    Anschutz Company

              Issuer and Trading
              Symbol:              Internet Communications Corporation (INCC)

              Statement for
              Month/Year:          December 1998

              Signature:           Philip F. Anschutz


                                   By: /s/ THOMAS A. RICHARDSON   1/8/99
                                      -------------------------  ---------------
                                           Thomas A. Richardson   Date
                                           ATTORNEY-IN-FACT (3)

                                                 Attachment to SEC 1474 (1/9/97)
                                                                     Page 3 of 3
                                                                          1/8/99